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                                   Exhibit 1

[LOGO OF ATLAS CORPORATION APPEARS HERE]

        ATLAS CORPORATION                            PHOENIX FINANCIAL
    370 17th St., Suite 3150                           HOLDINGS INC.
        Denver, CO  80202                      40 King St., West, Suite 5306
Contact: Robbin Lee (303) 825-1200                Toronto, Ontario  M5H 3Y2
                                            Contact: Laurna Parker (416)867-9477

NEWS                                                       FOR IMMEDIATE RELEASE

           ATLAS ACQUIRES CONTROL OF PHOENIX FINANCIAL HOLDINGS INC.
                        _______________________________

  Denver, CO, December 1, 1995 -- Atlas Corporation (NYSE:AZ) announced today that it has purchased from a group of individual investors 12.2 million (51 percent) of the outstanding shares of Phoenix Financial Holdings Inc. (CDN:PGML.A,PGML.B) for US $1.3 million. Phoenix, a Canadian holding company, currently has cash of approximately Cdn. $2.1 million and other assets. With the purchase, Atlas assumes board control with David J. Birkenshaw, Atlas' Chairman and CEO, being appointed Chairman of Phoenix and Gary E. Davis, Atlas' President, being appointed Vice Chairman and CEO of Phoenix. Upon closing of the transaction, G. Bailey, M. Pundit, H. Jackson and P. Bratch resigned from Phoenix's board.

  Atlas intends to propose the acquisition by Phoenix of Atlas' Tucker Hill Perlite Property, in return for a combination of cash, shares and a retained royalty, the terms of which have not yet been determined. The proposed transaction would be subject to approval by an independent Phoenix board committee as well as require minority shareholder and regulatory approval.

  Tucker Hill, located in Lake County, Oregon, is one of the largest known, domestic mineral deposits of perlite. Perlite is an industrial mineral whose uses include construction products, filter material and soil additives. Final permits for the development of Tucker Hill are expected in February, 1996. If acquired, Tucker Hill would be the cornerstone for development of Phoenix into an operating, industrial minerals company.

  John Leahy, a mining engineer with over 30 years of experience in the mining industry, has been appointed President of Phoenix. For close to 20 years, Mr. Leahy worked for Amax, Inc. at their Climax Molybdenum Co. subsidiary. Mr. Leahy has been acting as a consultant for Atlas on the permitting and development of the Tucker Hill Project since May, 1995. As President, Mr. Leahy will continue to direct permitting and development of the Tucker Hill Project as well as pursue the acquisition of other industrial minerals projects for Phoenix.

  Gary Davis, President of Atlas Corporation, stated, "We believe that Tucker Hill will realize more value in the market place as the foundation of an industrial minerals company than as an Atlas subsidiary. Through the transformation of Phoenix from a holding company into an operating entity, both Atlas and Phoenix shareholders will benefit. John represents an excellent choice to direct this transformation and bring Tucker Hill into production."

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